Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contacts:
New York, N.Y. 10022	James N. Fernandez
(212) 230-5315
Mark L. Aaron
(212) 230-5301
TIFFANY REPORTS STRONG FIRST QUARTER RESULTS;
SALES AND EARNINGS BETTER THAN EXPECTED;
INCREASES FULL YEAR EARNINGS OUTLOOK
New York, N.Y., May 26, 2011 – Tiffany & Co. (NYSE: TIF) today reported higher-than-expected net sales and earnings growth in its first quarter ended April 30, 2011. Net sales increased 20% worldwide. Net earnings increased 26% due to the sales growth and improved margins. Management increased its earnings forecast for fiscal 2011.
Michael J. Kowalski, chairman and chief executive officer, said, “We are pleased with the very strong start to the year. We achieved healthy sales growth in most regions, were able to improve gross margin despite higher product costs and achieved a significant increase in our operating margin.”
First quarter summary:
•	Worldwide net sales increased 20% to $761.0 million. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales and comparable store sales increased 16% and 15% (see attached “Non-GAAP Measures” schedule).
•	Net earnings increased 26% to $81.1 million, or $0.63 per diluted share, versus $64.4 million, or $0.50 per diluted share, in the prior year.
•	Earnings in the first quarter include $0.04 per share of expenses (see SG&A expenses below) related to the upcoming relocation of Tiffany’s New York headquarters staff. Earnings in the first quarter of 2010 included a net tax benefit of $0.02 per share. Excluding those nonrecurring items in both years, net earnings rose 39% in the quarter (see “Non-GAAP Measures” schedule).

Net sales highlights by segment:
•	In the Americas region, which includes the U.S., Canada and Latin America, sales increased 19% to $374.7 million. On a constant-exchange-rate basis, total sales and comparable store sales rose 18% and 17% (comparable Americas’ branch store sales increased 15% and sales in the New York flagship store rose 23%). Combined Internet and catalog sales in the Americas rose 14%.
•	Asia-Pacific sales increased 37% to $167.2 million. On a constant-exchange-rate basis, sales increased 31% and comparable store sales rose 26% due to substantial growth in most countries and especially in the greater China region.
•	Sales in Japan rose 7% to $123.4 million. On a constant-exchange-rate basis, both total sales and comparable store sales declined 3%. Stores that had closed due to the earthquake have since re-opened. Comparable store sales on a constant-exchange-rate basis increased in February, declined in March and rose in April.
•	In Europe, sales increased 25% to $85.6 million. On a constant-exchange-rate basis, sales increased 19% while comparable store sales rose 15% due to strong growth in Continental Europe and modest sales growth in the U.K.
•	At April 30, 2011, the Company operated 232 stores (96 in the Americas, 55 in Japan, 52 in Asia-Pacific and 29 in Europe), versus 221 a year ago (91 in the Americas, 57 in Japan, 46 in Asia-Pacific and 27 in Europe).
•	Other sales declined 18% to $10.1 million. A decline in wholesale sales of rough diamonds more than offset increased wholesale sales of finished products to independent distributors within emerging markets.
Other financial highlights:
•	Gross margin (gross profit as a percentage of net sales) increased by 0.5 percentage point to 58.3% primarily due to a decline in wholesale sales of diamonds and sales leverage on fixed costs. Changes in product mix and higher product costs had an unfavorable impact on gross margin.

•	SG&A (selling, general and administrative) expenses increased 18% in the first quarter, largely due to higher store occupancy, staffing and marketing costs. SG&A expenses in 2011 included $8.0 million, or $0.04 per diluted share after tax, of nonrecurring costs related to the upcoming relocation of Tiffany’s New York headquarters staff (see “Non-GAAP Measures” schedule). These relocation expenses are associated with accelerated depreciation of property and equipment, incremental rent during a transition period (the move will occur in the second quarter), and payments related to terminating leases for certain floors in existing buildings. Excluding the nonrecurring item, SG&A expenses rose 15%.
•	The effective income tax rate was 35.6%. The effective tax rate of 30.9% in last year’s first quarter included a nonrecurring tax benefit primarily related to a change in the tax status of certain subsidiaries, which benefited earnings by $0.02 per share.
•	At April 30, 2011, cash and cash equivalents and short-term investments totaled $622.3 million versus $673.8 million in the prior year. Total short-term and long-term debt represented 30% of stockholders’ equity compared with 39% a year ago. In the first quarter, the Company repaid a yen 5,000,000,000, or $59 million, 4.50% term loan at its maturity.
•	Net inventories at April 30, 2011 were 17% above the prior year. Management increased inventories in support of sales growth, new store openings, product introductions and higher product acquisition costs. Approximately one-quarter of the increase resulted from the effect of translating stronger foreign currencies into U.S. dollars.
•	The Company spent $27.9 million to repurchase approximately 453,000 shares of its Common Stock in the first quarter at an average cost of $61.68 per share. At April 30th, approximately $364 million remained available for future repurchases under the currently authorized plan. That plan expires in January 2013.
Mr. Kowalski said, “We have exciting plans this year. We will open 19 new stores, introduce a broad range of compelling new products and will increase our spending on marketing communications. Worldwide sales growth in the early part of this second quarter is continuing to exceed our expectation, with solid performance in most regions. Based on the better-than-expected first quarter results, we are increasing our earnings forecast for the year to $3.45 — $3.55 per diluted share (not including nonrecurring expenses) from $3.35 — $3.45 per diluted share previously.”

Outlook for 2011:
Management’s outlook for the year ending January 31, 2012 is based on the following assumptions which may or may not prove valid:
a)	A mid-teens percentage increase in worldwide net sales.
b)	Sales assumptions by region (in U.S. dollars) include a mid-teens percentage increase in the Americas, a mid-twenties percentage increase in both Asia-Pacific and Europe, and a modest sales decline in Japan. Other sales are expected to increase approximately 25%.
c)	The opening of 19 Company-operated stores including seven in the Americas, four in Europe and eight in Asia-Pacific. In addition, there is a net reduction of one location in Japan.
d)	An operating margin increase of approximately one-half point due to an improved ratio of SG&A expenses (excluding nonrecurring items) to sales and a higher gross margin.
e)	Interest and other expenses, net of approximately $45 million.
f)	An effective income tax rate of approximately 34%.
g)	A net earnings increase of 18% — 21% to $3.45 — $3.55 per diluted share (not including nonrecurring expenses). Nonrecurring expenses are related to the pending relocation of Tiffany’s New York headquarters staff and are expected to reduce net earnings in 2011 by approximately $0.19 per share (with most of that expense expected to be incurred in the second quarter).
h)	An increase in net inventories of more than 15%.
i)	Capital expenditures of approximately $250 million.
Today’s Conference Call:
The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Investors may listen at http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its second quarter results on Friday August 26, 2011. To receive notifications of news releases, please register at http://investor.tiffany.com (“E-Mail Alerts”).
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.
This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2010 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
Net Sales
The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.
The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	First Quarter 2011 vs. 2010
			Constant-
	GAAP	Translation	Exchange-
	Reported	Effect	Rate Basis
Net Sales:
Worldwide	20%	4%	16%
Americas	19%	1%	18%
Asia-Pacific	37%	6%	31%
Japan	7%	10%	(3)%
Europe	25%	6%	19%

Comparable Store Sales:
Worldwide	19%	4%	15%
Americas	17%	—%	17%
Asia-Pacific	31%	5%	26%
Japan	8%	11%	(3)%
Europe	20%	5%	15%

Net Earnings
The accompanying press release presents net earnings and highlights current-year and prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s first quarter results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at April 30, 2011. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to the non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Three Months Ended		Three Months Ended
	April 30, 2011		April 30, 2010
	$	Diluted	$	Diluted
(in thousands, except per share amounts)	(after tax)	EPS	(after tax)	EPS
Net earnings, as reported	$81,063	$0.63	$64,425	$0.50

Headquarters relocation [a]	5,003	0.04	594	—

Tax benefit, net [b]	—	—	(3,096)	(0.02)

Net earnings, as adjusted	$86,066	$0.67	$61,923	$0.48

[a]
On a pre-tax basis includes charges of $213,000 and $72,000 within cost of sales and $8,008,000 and $788,000 within selling, general and administrative expenses for the three months ended April 30, 2011 and 2010 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

[b]
Includes $3,096,000 of tax benefits primarily related to a change in the tax status of certain subsidiaries associated with the acquisition in 2009 of additional equity interests in diamond sourcing and polishing operations.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,
	2011	2010
Net sales	$761,018	$633,586

Cost of sales	317,325	267,608

Gross profit	443,693	365,978

Selling, general and administrative expenses	307,727	260,561

Earnings from operations	135,966	105,417

Interest and other expenses, net	10,147	12,138

Earnings from operations before income taxes	125,819	93,279

Provision for income taxes	44,756	28,854

Net earnings	$81,063	$64,425

Net earnings per share:

Basic	$0.64	$0.51

Diluted	$0.63	$0.50

Weighted-average number of common shares:

Basic	127,601	126,699
Diluted	129,381	128,543

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	April 30,	January 31,	April 30,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$622,320	$740,871	$673,750
Accounts receivable, net	175,926	185,969	139,879
Inventories, net	1,720,895	1,625,302	1,473,730
Deferred income taxes	49,118	41,826	6,514
Prepaid expenses and other current assets	122,694	90,577	87,586

Total current assets	2,690,953	2,684,545	2,381,459

Property, plant and equipment, net	685,457	665,588	673,786
Other assets, net	381,722	385,536	363,462

	$3,758,132	$3,735,669	$3,418,707

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$97,632	$38,891	$42,865
Current portion of long-term debt	—	60,855	252,720
Accounts payable and accrued liabilities	216,788	258,611	164,665
Income taxes payable	14,600	55,691	29,256
Merchandise and other customer credits	67,259	65,865	64,486

Total current liabilities	396,279	479,913	553,992

Long-term debt	589,255	588,494	464,170
Pension/postretirement benefit obligations	198,315	217,435	184,427
Other long-term liabilities	171,226	147,372	139,162
Deferred gains on sale-leasebacks	124,809	124,980	120,554
Stockholders’ equity	2,278,248	2,177,475	1,956,402

	$3,758,132	$3,735,669	$3,418,707